UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2012

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 1, 2012 (the “Effective Date”), following the closing of the sale of certain assets disclosed in Item 2.01 below, Electronics For Imaging, Inc. (the “Company” or “EFI”) entered into a lease agreement (the “Lease Agreement”) with Gilead Sciences, Inc. (“Gilead”) for approximately 201,085 square feet of commercial office space (the “Rented Space”) within the building located at 303 Velocity Way, in Foster City, California (the “Building”). The Building currently serves as EFI’s headquarters and is included in the sale of real estate assets to Gilead, which closed on November 1, 2012, as disclosed in Item 2.01 below. Under the Lease Agreement, EFI will occupy the Rented Space within the Building on a rent-free and operating expense-free basis for a period of up to one year (the “Lease Term”) from the Effective Date. The Company is required to vacate portions of the Rented Space within specified time periods prior to the expiration of the Lease Term. If EFI fails to comply with these obligations, the Company will be required to pay penalty fees on these premises, applicable retroactively for the specified time periods.

The foregoing description of the Lease Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Lease Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2012.

Item 1.02.	Termination of a Material Definitive Agreement.

On November 1, 2012, EFI terminated its synthetic lease arrangement with Société Générale Financial Corporation related to the building located at 303 Velocity Way in Foster City, California. Under the agreements governing the arrangement (the “Synthetic Lease Agreement”), EFI had the option to purchase the facility for $56.9 million, representing the amount financed under the lease. On November 1, 2012, EFI exercised this option, paid the purchase price, and terminated all agreements relating to the synthetic lease arrangement, other than certain surviving indemnity obligations. The real property that was subject to the synthetic lease arrangement is included in the sale of real estate assets to Gilead, which closed on November 1, 2012.

The foregoing description of the synthetic lease arrangement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Synthetic Lease Agreement, filed as exhibit 10.1 to EFI’s Current Report on Form 8-K dated September 30, 2004, which is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 1, 2012, EFI closed the previously announced sale of certain real property and improvements and certain other assets to Gilead, for a total purchase price of approximately $180 million. The purchase price was paid to the Company in cash at the closing. The property sold included approximately four acres of land, the 294,000 square foot office building located at 303 Velocity Way, Foster City, California, and certain other assets related to the property. In connection with the closing, EFI entered into a Lease Agreement with Gilead providing for a lease of a portion of the office building, as disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 5, 2012	ELECTRONICS FOR IMAGING, INC.

	By:	/s/ Guy Gecht
	Name:	Guy Gecht
	Title:	Chief Executive Officer